Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of October 21, 2015

among

DF INSTITUTE, LLC,

SPL MERGER CORP.

and

SMART PROS LTD.

TABLE OF CONTENTS

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Exhibit A - Support Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2015 (this “Agreement”), is among DF Institute, LLC, an Illinois limited liability company (“Parent”), SPL Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Smart Pros Ltd., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement as a result of which the Company will become a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company, acting upon the recommendation of the special committee of the board of directors, has (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and that the Transactions are fair to, and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement; and

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement.

WHEREAS, Parent has required as a condition to its willingness to enter into this Agreement that certain stockholders of the Company (the “Supporting Stockholders”) enter into Support Agreements, each dated as of the date hereof in the form attached as Exhibit A (the “Support Agreements”), simultaneously herewith, pursuant to which, among other things, each Supporting Stockholder has agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions provided for in the Support Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

The Merger

SECTION 1.1                The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2                Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Morse, Zelnick, Rose & Lander, LLP, 825 Third Avenue New York, NY 10022, unless another time, date or place is agreed to in writing by Parent and the Company.

SECTION 1.3                Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4                Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5                Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation and bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law.

SECTION 1.6                Directors and Officers of the Surviving Corporation.

(a)                The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)               The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1                Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, par value $.0001 per share (“Company Common Stock”), or any shares of capital stock of Merger Sub:

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(a)                Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)               Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $3.57 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, each such share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2                Exchange of Certificates.

(a)                Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company, which shall be reasonably acceptable to the Company, to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c).  Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent immediately following the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in accordance with instructions from Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds investing solely in a combination of the foregoing. No such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of Company Common Stock. Any net profit resulting from, or interest or income produced by, such investments will, at Parent’s direction, be distributed to Parent or the Surviving Corporation.

(b)               Payment Procedures.  Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), the Paying Agent, in accordance with written instructions received from the Company at or prior to the Effective Time, shall mail to each holder of record of Company Common Stock entitled to receive Merger Consideration pursuant to Section 2.1(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of such Certificates) to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall immediately be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed (or accompanied by separate stock powers) and shall otherwise be in proper form for transfer (and the signature on the endorsement or stock power, as the case may be, shall be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act) and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

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(c)                Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.  If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)               Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in the form required by Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as is sufficient to provide a full indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

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(e)                Termination of Fund.  At any time following the one (1) year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(g)               Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder (collectively, the “Code”), or under any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3                Appraisal Rights.

(a)                Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”).  At the Effective Time, (i) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to him, her, it or them under Section 262 of the DGCL, and (ii) such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.

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(b)               Notwithstanding the provisions of Section 2.3(a), if any Dissenting Stockholder shall have effectively withdrawn or lost such right (through failure to perfect such appraisal rights or otherwise), such holder’s shares of Company Common Stock (i) shall no longer be deemed Dissenting Shares and (ii) shall be treated as if they had been converted automatically into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon.

(c)                The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, any withdrawals of such demands and any other instrument served on the Company pursuant to Section 262 of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL.  The Company shall not offer to make, agree to make, or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

SECTION 2.4                Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that, and shall cause, each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall at the Effective Time be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration, if any, for each share of Company Common Stock then subject to the Option.  The Option Consideration shall be paid by the Surviving Corporation through its payroll system on the first regular payroll date after the Closing Date.  Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For the avoidance of doubt, each Option with an exercise price per share of Company Common Stock subject to such Option that is greater than or equal to the Merger Consideration shall be canceled and terminated and no Option Consideration shall be payable with respect thereto.

SECTION 2.5                Restricted Stock. Prior to the Effective Time, the Company shall take all actions necessary to provide that, and shall cause, each share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan outstanding immediately prior to the Effective Time to, at the Effective Time, fully vest and be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(c) and be treated in the same manner as all other shares of Company Common Stock for such purposes. Notwithstanding the foregoing, Parent shall or shall cause the Surviving Corporation to pay or issue the consideration described in this Section 2.5 through its payroll system on the first regular payroll date after the surrender of the applicable Certificate representing such shares for cancelation, and shall be entitled to deduct and withhold from such payments otherwise payable such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.

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Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or in the Filed Company SEC Documents (other than any disclosure in the Company SEC Filings (x) set forth under “Risk Factors”, (y) “Forward Looking Statements”, and any other statements that are not factual information but merely cautionary language and (z) any exhibits or other documents appended thereto) (it being understood that any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III to which the matter relates, to the extent the relevance of such matter to such a section of the Company Disclosure Schedule is reasonably apparent on its face):

SECTION 3.1                Organization, Standing and Corporate Power.

(a)                Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  For purposes of this Agreement, “Company Material Adverse Effect” shall mean any fact, circumstance, condition, change, event, occurrence, development or effect, that individually or in the aggregate together with all other facts, circumstances, conditions, changes, events, occurrences, developments or effects: (i) which has had or would reasonably be expected to have, directly or indirectly, a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of the Company and its Subsidiaries taken as a whole; other than facts, circumstances, conditions, changes, events, occurrences or effects (A) generally affecting (1) the industry of the Company and its Subsidiaries, or (2) the economy, or financial or capital markets, in the United States or elsewhere in the world, or (B) arising out of, resulting from or directly attributable to (X) changes after the date of this Agreement in Law or in GAAP, or changes in general legal, regulatory or political conditions, (Y) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (Z) earthquakes, hurricanes, tornados or other natural disasters, except, with respect to (i)(A)(1), (i)(A)(2) and (i)(B)(X), only to the extent that the effects of such change disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate; or (ii) which has impaired or prevented or would reasonably be expected to impair or prevent in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummate the Transactions on a timely basis.

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(b)               Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)                The Company has prior to the date of this Agreement delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”), and complete and correct copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement.  All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

SECTION 3.2                Capitalization.

(a)                The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (“Company Preferred Stock”).  At the close of business on October, 20, 2015, (i) 4,601,241 shares of Company Common Stock were issued and outstanding, (ii) 1,084,192 shares of Company Common Stock were held by the Company in its treasury, (iii) 308,175 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 308,175 shares of Company Common Stock are subject to outstanding Options, and 23,775 of such Options have an exercise price per share that is greater than or equal to the Merger Consideration and, at the Effective Time, shall be canceled and terminated pursuant to Section 2.4), (iv) 45,500 shares of Company Common Stock were granted subject to vesting, repurchase or other lapse restrictions (all of which are included in subsection (i) above) and (iv) no shares of Company Preferred Stock were issued or outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are or will be in the case of Options, fully paid and nonassessable and were not issued in violation of any preemptive rights or of any federal or state securities law.  As of the date of this Agreement, there are no outstanding shares of the Company’s capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.  Except as set forth above as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, “phantom stock,” RSUs, stock appreciation rights, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

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(b)               None of the Company’s Subsidiaries has issued or is bound by any outstanding subscriptions, “phantom stock,” RSUs, stock appreciation rights, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.  The Company directly or indirectly owns all of the outstanding capital stock of each of its Subsidiaries, free and clear of any and all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act.

SECTION 3.3                Authority; Noncontravention; Voting Requirements.

(a)                The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its board of directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)               The Company’s board of directors, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and that the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

(c)                Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) ~~(i)~~(i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or any resolution adopted by the board of directors or the stockholders of the Company or any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and on Section 3.14(b)(2) of the Company Disclosure Schedule and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or to which any of their assets are subject or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or constitute a default under or result in or permit the modification, revocation, cancellation, termination or acceleration of rights under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound.

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(d)               The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4                Governmental Approvals.  Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (c) the approvals, authorizations, notices and findings of suitability, together with any filings in connection therewith, of any Governmental Entity with regulatory control or jurisdiction over, or which accredits or approves (x) the Company or any of its Subsidiaries as a provider of professional education and training products and services, and (y) any Company Product, that are required or otherwise triggered by or in connection with, or as a result of, the Merger, each of which is set forth on Section 3.4(c) of the Company Disclosure Schedule, no consents or approvals of, or filings, notifications to, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than, in each case, such other consents, approvals, filings, notifications, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not impaired and would not reasonably be expected to impair in any material respect the business operations of the Company and its Subsidiaries as presently conducted.

SECTION 3.5                Company SEC Documents; Undisclosed Liabilities.

(a)                The Company has timely filed with or furnished to the SEC all required reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements with the SEC since January 1, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  As of their respective SEC filing dates the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)               The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c)                The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

(d)               Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), except (i) liabilities reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2014 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) current liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) liabilities explicitly contemplated by this Agreement or otherwise directly related to the Transactions or (iv) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(e)                No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(f)                The Company has made available to Parent (including via the EDGAR system, as applicable) to Parent all material correspondence between the SEC on the one hand, and the Company and any of its Subsidiaries, on the other hand, since January 1, 2011. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(g)               The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has timely disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Item 5.05(a) of Form 8-K. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

SECTION 3.6                Absence of Certain Changes.  Since the Balance Sheet Date and except as set forth in Section 3.6 of the Company Disclosure Schedule:

(a)                the Company has carried on and operated its businesses in the ordinary course of business consistent with past practice; and

(b)               there have not been any events, changes or occurrences that, individually or in the aggregate, have had, continue to have or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.7                Legal Proceedings.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened in writing, investigation, audit, legal or administrative proceeding, claim, dispute, suit, arbitration or action (“Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened, in writing, to be imposed) upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that, individually or in the aggregate, has impaired or would reasonably be expected to impair in any material respect the business operations of the Company and its Subsidiaries as presently conducted or to prevent or delay in any material respect the consummation of the Transactions. As of the date of this Agreement, there is not any material internal investigation or inquiry being conducted by the Company, the board of directors of the Company (or any committee thereof) or, to the Knowledge of the Company, any third party or Governmental Authority at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, since the Balance Sheet Date until the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.2(o).

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SECTION 3.8                Compliance With Laws; Permits.  The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, accreditations and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses or required to make the Company Products marketable (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not impaired and would not reasonably be expected to impair in any material respect the business operations of the Company and its Subsidiaries as presently conducted.  The Company and its Subsidiaries are in compliance with the terms of all Permits in all material respects.  Since January 1, 2011, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries or (b) was considering the amendment, termination, revocation or cancellation of any Permit. The Company and its Subsidiaries have abided and abide in all material respects by all Laws and internal policies regarding the privacy and security of data or information that is linked to any reasonably identifiable person (“Personal Data”), and no claims have been asserted or, to the Knowledge of the Company, threatened against the Company by any Person alleging a violation of any of the foregoing.

SECTION 3.9                Information Supplied.  The Proxy Statement, as may be amended and supplemented from time to time, will not, on the date first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will on the date of filing comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.10            Tax Matters.

(a)                (i) Each of the Company, its Subsidiaries (A) have timely filed Tax Returns required to be filed by them, and (B) all Taxes required to be paid by them have been timely paid by them (after giving effect to any valid extensions of time in which to make such filings), (ii) such Tax Returns are true, correct and complete in all material respects and (iii) all material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Governmental Authority.

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(b)               Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, none of the Tax Returns filed by the Company or any of its Subsidiaries in the past five (5) years, or Taxes payable by the Company or any of its Subsidiaries in the past five (5) years, have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending, nor has the Company or any of its Subsidiaries received any written notice of any threatened audit, action, suit, proceeding, claim, examination, deficiency or assessment.  Neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP.

(d)               None of the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise.

(e)                The Company and its Subsidiaries are not bound by any Tax sharing or Tax allocation agreement or arrangement (other than any such agreement or arrangement solely between the Company and its Subsidiaries).

(f)                During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)               No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has a permanent establishment or fixed place of business in any country other than its country of incorporation.

(h)               Except as disclosed in Section 3.10 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G by reason of the consummation of the transactions contemplated by this Agreement.

(i)                 Neither the Company nor any of its Subsidiaries has any written indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

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SECTION 3.11            Employee Benefits and Labor Matters.

(a)                Section 3.11(a) of the Company Disclosure Schedule lists each Company Plan, but excluding any individual award or participation agreements under any Company Plan (collectively, “Individual Agreements”).   None of the Company Plans is subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries or Affiliates has or has ever had any potential liability, contingent or otherwise, under Title IV of ERISA.  None of the Company Plans is, and neither the Company nor any of its Subsidiaries or Affiliates has or has ever had any liability, contingent or otherwise, under or with respect to, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a plan subject to Section 4063 or 4064 of ERISA, a “multiemployer welfare arrangement” (as defined in Section 3(40) of ERISA), or a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code.  The Company has prior to the date of this Agreement made available to Parent correct and complete copies of each Company Plan (or, in the case of any such Company Plan that is unwritten, written descriptions thereof) and all amendments thereto, in each case, other than Individual Agreements that contain terms and conditions identical to those of other Individual Agreements that have been made available to Parent prior to the date of this Agreement and with respect to each such plan, if applicable: (i) the most recent annual reports on Form 5500 (including all required schedules), (ii) the most recent summary plan description or other document that describes the term of the Company Plan and all summaries of material modification and other updates, (iii) the most recent determination letter from the Internal Revenue Service or other governmental authority, (iv) the most recent trust agreement and all amendments thereto, (v) the most recent insurance contract and all amendments thereto, and (vi) any correspondence with any Governmental Authority regarding the Company Plan.  Each Company Plan has been maintained, funded, and administered in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  No Company Plan is subject to any laws other than the United States or any state, county or municipality in the United States. All Company Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan” ) are so qualified, all required amendments to each Company Pension Plan have been timely adopted, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Pension Plan (after taking into account commercially reasonable actions to maintain such qualification, such as corrections of errors, that do not result in a material liability to the Company).  All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date of this Agreement in accordance with the terms of the Company Plans have been timely made or will be made by the applicable deadline and have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents.  The Company has prior to the date of this Agreement made available to Parent correct and complete copies of all currently effective policies, surety bonds and letters of credit relating to workers compensation. All assets of each Company Plan consist exclusively of cash and publicly traded securities.

(b)               Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or similar state law under which the beneficiary pays the entire premium cost or its equivalent, neither the Company nor any of its Subsidiaries or Affiliates has any obligation, whether under a Company Plan or otherwise, to provide any post-termination health or other welfare benefits coverage to any Person.

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(c)                Other than routine claims for benefits, there are no claims, proceedings, audits, investigations, suits, or other actions pending or, to the Knowledge of the Company, threatened arising from or related to any Company Plan. There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA) or Section 4975 of the Code) and there has been no breach of fiduciary (as determined under ERISA) with respect to any Company Plan that would reasonably be expected to have a Material Adverse Effect.

(d)               Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, such as termination of a Person’s employment), will (i) increase the amount of benefits otherwise payable under any Company Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance or otherwise) becoming due to, or with respect to, any current or former employee, or director of the Company or its Subsidiaries or Affiliates.  Subject to the assumptions and methods set forth in the worksheets provided to Parent prior to the date of this Agreement, no payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby (alone or in combination with any other event).

(e)                No Company Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, and no Individual Award provides for a deferral of compensation under Treasury Regulation Section 1.409A-1(b).

(f)                Each Company Plan may be amended or terminated as of the Closing, or before or after the Closing, without resulting in any material liability for any additional funding, contributions, penalties, premiums, fees, fines, excise Taxes, or other charges or liabilities, other than accrued benefits and ordinary administrative expenses typically incurred in a termination event.

(g)               (i) No employees of the Company or its Subsidiaries or Affiliates are covered by a collective bargaining, works council, or similar agreement, (ii) no employees of the Company or its Subsidiaries or Affiliates are, or within the last three years have been, represented by a union, works council, or other bargaining agent, and (iii) to the Knowledge of the Company, no employee or union, works council, organizing efforts are pending with respect to employees of the Company or its Subsidiaries or Affiliates.  Within the three years preceding the date of this Agreement, there has been no strike, work slowdown or other material labor dispute with respect to employees of the Company or its Subsidiaries or Affiliates, nor to the Knowledge of the Company is any strike, work slowdown or other material labor dispute pending, and to the Knowledge of the Company, no employee of, or other service provider to, the Company or any of its Subsidiaries or Affiliates is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Person’s duties.

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(h)               The Company and its Subsidiaries and Affiliates are in compliance in all material respects with all Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees (including the proper classification of independent contractors, dependent contractors and consultants, and proper classification of exemptions from the overtime requirements of the Fair Labor Standards Act), immigration, visa, work status, human rights, pay equity, employment equity and workers’ compensation, and are not engaged in any unfair labor practices in connection with the conduct of the business, except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company is and at all times has been in material compliance with all contractual commitments related to employment or other service. Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or Affiliates has since January 1, 2010 engaged any service provider through a leasing arrangement or similar arrangement with an employment or temp agency, professional employer organization, or similar organization.

(i)                 The Company and each of its Subsidiaries and Affiliates has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, benefits, and other compensation due to be paid through the Closing Date.

(j)                 In the 90-day period preceding the date of this Agreement, neither the Company nor any of its Subsidiaries or Affiliates has effectuated (i) a “plant closing” (as defined in the Workers Adjustment and Retraining Notification Act of 1989 (the “WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries or Affiliates, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries or Affiliates been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act.

(k)               Section 3.11(k) of the Company Disclosure Schedule separately sets forth all of the Company’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on a separate list on Section 3.11(a) of the Company Disclosure Schedule), and visa and greencard application status. To the Knowledge of the Company and except as set forth on Section 3.11(k) of the Company Disclosure Letter, no employee intends to terminate his or her employment with the Company.

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SECTION 3.12            Environmental Matters.

Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has for the past three (3) years been in compliance with all applicable Environmental Laws, (b) there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened, in writing, against the Company or any of its Subsidiaries or any real property leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (d) neither the Company nor its Subsidiaries have handled, generated, treated, stored, disposed, arranged for or permitted the disposal of, released or exposed any person to any Hazardous Substance or, to the Knowledge of the Company, owned or operated any property or facility (and no such property or facility is or has been contaminated by any such substance), in a manner that would reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under Environmental Laws. To the Knowledge of the Company, the Company has made available to Parent copies of all environmental reports, assessments or other material environmental documents relating to the Company, its Subsidiaries, their business, or any properties or facilities currently or formerly owned, leased or operated by the Company or its Subsidiaries that are in the Company’s possession or custody.

SECTION 3.13            Intellectual Property.

(a)                For purposes of this Agreement:

(i)                 “Company Intellectual Property”  shall mean all Company Owned Intellectual Property Rights and all other Intellectual Property Rights used in the conduct of the business of the Company or any of its Subsidiaries.

(ii)               “Company Owned Intellectual Property”  shall mean all Intellectual Property Rights in which the Company or any of its Subsidiaries has an ownership interest, which, includes, for the avoidance of doubt, the Company Registered Intellectual Property.

(iii)             “Company Owned Software” shall mean any Software in which the Company or any of its Subsidiaries has an ownership interest.

(iv)             “Company Registered Intellectual Property” shall mean all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain names owned, filed, registered or applied for by the Company or any of its Subsidiaries.

(v)               “Intellectual Property Rights” shall mean all intellectual property and proprietary rights, including the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (A) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions of any of the foregoing (collectively, “Patents”); (B) trademarks, service marks, trade names, brand names, trade dress, logos, corporate names and other source or business identifiers, together with all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights and works of authorship, including all moral rights and droit moral (collectively, “Copyrights”); (D) Internet domain names; (E) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); (F) computer programs, in any form or format including source and object code, databases and computer files containing data, applications, assemblers, applets, compilers, development tools, design tools, diagnostics, utilities, user interfaces and any and all software implementations of algorithms, models, methodologies and all programmer and user documentation, including user manuals and training materials, related to any of the foregoing (collectively “Software”); (G) data and database rights; and (H) applications, registrations, renewals, reversions and extensions of any of the foregoing in clauses (A) through (G).

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(vi)             “Open Source Software” shall mean any Software that is licensed pursuant to: (A) any license that is, or is substantially similar to a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Apache License, GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (B) any license under which Software is distributed or licensed as “free software,” “open source software,” or under similar terms, or (C) any Reciprocal License, in each case whether or not source code is available or included in such license.

(vii)           “Reciprocal License” shall mean a license of an item of Software that requires or that conditions any rights granted in such license upon: (A) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (B) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (C) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under law) any such other Software, or (D) a requirement that such other Software be redistributable by other licensees.

(viii)         “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries.

(b)               Section 3.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registered Intellectual Property, including (i) the name, description or title (as applicable), (ii) nature of right (e.g., Patent, Copyright, Mark or Internet domain name), (iii) the registration or application date and number (as applicable) and (iv) the jurisdiction in which such item of Company Registered Intellectual Property has been issued or registered or is pending.

(c)                Section 3.13(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the application names of computer programs included in (i) all Company Owned Software and (ii) Software that the Company or one of its Subsidiaries is granted a license to use from third parties (excluding commercially available Software that is licensed to the Company or the relevant Subsidiary for a total license fee or royalty of less than $10,000), in each instance in the foregoing (i) and (ii), that is material to the conduct of the business of the Company or any of its Subsidiaries.

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(d)               Section 3.13(d) of the Company Disclosure Schedule sets forth an accurate and complete list, to the Company’s Knowledge, of all Open Source Software used by the Company or any of its Subsidiaries in any way (including use internally by the Company or any of its Subsidiaries in development, testing, licensing, offering, or as a backend component of any Company Products), describes the manner in which such Open Source Software is (or was) being used (the term “use” with respect to Open Source Software shall include modification and/or distribution by the Company or any of its Subsidiaries), as well as the name and version number of any applicable Open Source Software license. The Company and its Subsidiaries are in full compliance with the terms and conditions of all licenses for the Open Source Software used by the Company or any of its Subsidiaries in any way. No Company Owned Intellectual Property or any portion of any Company Product have become subject to any terms of any Open Source Software license through use, combination, linking, or compilation with Open Source Software or otherwise.

(e)                Except as set forth on Section 3.13(e) of the Company Disclosure Schedule:  (i) the Company or one of its Subsidiaries is the sole and exclusive owner of, or has a valid and continuing right or license to use, license, sell or otherwise exploit all other Company Intellectual Property as such Company Intellectual Property is used, licensed, sold and otherwise exploited by the Company or any of its Subsidiaries in its respective business as currently conducted, and is free and clear of all Liens; and (ii) the Company Intellectual Property owned by or licensed to the Company and its Subsidiaries includes all Intellectual Property Rights sufficient to enable each of the Company and its Subsidiaries to operate and conduct their businesses. To the Knowledge of the Company, (A) all issuances and registrations for any Company Registered Intellectual Property are valid and enforceable; and (B) all necessary registration, maintenance, renewal and other filing fees, documents and certificates have been paid or filed with the relevant Governmental Authority for the purpose of obtaining, maintaining or renewing any registrations and applications for registration included in the Company Registered Intellectual Property.

(f)                Neither the use of the Company Owned Intellectual Property nor the conduct of the businesses of the Company and any of its Subsidiaries infringes, uses without authorization, misappropriates or otherwise violates, or in the past six (6) years has infringed, used without authorization, misappropriated or otherwise violated any Intellectual Property Rights of any other Person.  Neither the Company nor any of its Subsidiaries (i) is a party to or the subject of any pending, or to the Knowledge of the Company, threatened, suit, action, investigation or proceeding which involves a claim against the Company or any of its Subsidiaries of infringement, unauthorized use, registrability, misappropriation or violation of any Intellectual Property Rights of any other Person or challenging the ownership, use, validity or enforceability of any material Company Intellectual Property or (ii) has received written notice of any such threatened claim. None of the Company Owned Intellectual Property, and to the Knowledge of the Company, no other Company Intellectual Property is subject to any outstanding order, settlement, judgment, injunction or decree that does or would restrict or impair the use of any Company Intellectual Property by the Company or its Subsidiaries.

(g)               (i) To the Knowledge of the Company, no Person is infringing, violating or misappropriating or using without authorization any material Company Owned Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has made any written claim of infringement, unauthorized use, violation or misappropriation of any material Company Owned Intellectual Property.

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(h)               Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all Trade Secrets and other material non-public, confidential and/or proprietary information owned by the Company or any of its Subsidiaries (and any Trade Secrets and other material non-public confidential and/or proprietary information owned by any other Person for which the Company or any of its Subsidiaries has written confidentiality obligations to such other Person with respect thereto) (“Company Confidential Information”). All current and former employees and other Persons with access or who have had access to any Company Confidential Information have signed a written Contract that includes customary confidentiality and restriction on use terms sufficient to maintain the confidential status and limit the use thereof.

(i)                 The Company and each of its Subsidiaries has entered into and received an executed, valid and enforceable written agreement from each of its current and former employees and from all other Persons who have contributed to the conception, development, creation, reduction to practice, improvement to or modification of any Company Product or Intellectual Property Rights used or intended for use in the conduct of the Company’s business (or any portion thereof) (collectively, the “Developers”), which agreement assigns to the Company or its applicable Subsidiary, all right, title and interest in and to any and all Intellectual Property Rights created, conceived, reduced to practice or developed by such employees within the scope of or resulting from his or her employment or, in the case of a Person other than an employee, from the services such Person performed or performs for the Company. No Developer has any rights, title or interest in or to any Intellectual Property Rights that are material to, used in or held for use in the Company’s business (including in any Company Product). Except as set forth on Section 3.13(i) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or any of its Subsidiaries. The standard forms of Contract used for the agreements referenced in Section 3.13(h) or this Section 3.13(i) (collectively, “IP Agreements”) have been made available to Parent and no agreement referenced in this Section 3.13(i) includes any material exceptions or deviations from the standard form of IP Agreement or any reservation or preservation of any rights by the other party thereto.

(j)                 Neither the Company nor any of Subsidiaries has delivered, made available or licensed to any Person any Company Intellectual Property consisting of source code (except to employees and contractors who need to access such source code to develop, maintain or provide services with respect to Company Products) and no such source code is subject to any source code escrow, assignment or other contingent obligation. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in or require the delivery, license, disclosure or release of any source code included in the Company Intellectual Property or Company Products by or on behalf of the Company or any of its Subsidiaries.

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(k)               To the Knowledge of the Company, no government funding and no facilities of a university, college, or other educational institution were used in the development of any Company Product or any Company Intellectual Property.

(l)                 None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by the Company of its obligations hereunder, (i) conflict with, alter or impair, or will conflict with, alter or impair any of the Company’s or its Subsidiaries’ rights in or to any Intellectual Property Rights or the validity, enforceability, use, right to use, right to register, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property, (ii) otherwise trigger any additional payment obligations with respect to any Company Intellectual Property or result in or require any royalties or fees or payments to a third party with respect to Intellectual Property Rights of the Company or any of its Subsidiaries, or (iii) will result in or require the grant to any Person (other than Parent) of any access or right to any Intellectual Property Rights of the Company or Parent.

(m)             The Company Products operate and perform in all material respects in accordance with their documentation, applicable contractual commitments, express and implied warranties, and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with the conduct of their businesses.

(n)               The Company and each of its Subsidiaries have taken all commercially reasonable steps and have implemented all commercially reasonable procedures to protect their information technology systems (including software and data) and Company Products from Contaminants. As used herein, “Contaminants” means all “back doors,” “time bombs,” “Trojan horses,” “worms,” “drop dead devices,” “viruses” and other software routines and hardware components that may or may be used to (i) permit unauthorized access to or unauthorized disablement or erasure of any Software, data or information technology system or (ii) otherwise interrupt, destroy or otherwise materially adversely affect the functionality or operation of any Company Product. There has not been in the three (3) years prior to the date hereof, any (x) to the Knowledge of the Company, unauthorized intrusions or breaches of the security of the information technology systems of the Company or any of its Subsidiaries, (y) material malfunction of such information technology systems that has not been remedied, or (z) any material unplanned downtime or service interruption with respect to such information technology systems.

(o)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor its Subsidiaries have experienced any security incident resulting in the unauthorized access, use, or disclosure of Personal Data. All Personal Data collected, stored and processed by Company and its Subsidiaries could be used by Parent and the Surviving Corporation, consistent with applicable Law, after the Closing in the manner currently used by the Company and its Subsidiaries.

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SECTION 3.14            Contracts.

(a)                Set forth in Section 3.14(a) of the Company Disclosure Schedule is a list, as of the date of this Agreement, of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement, and (ii) each of the following to which the Company or any of its Subsidiaries is a party or otherwise bound:

(A)             any Contract that contains a non-competition provision or that otherwise purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) to solicit customers, compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services,

(B)              any Contract that grants any third party “most favored nation” status or the exclusive right to deal with the Company or any of its Subsidiaries,

(C)              any partnership or joint venture agreement,

(D)             any Government Contract,

(E)              any Contract with any director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company (except for Contracts listed on Section 3.14(a)(J) of the Company Disclosure Schedule),

(F)               any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any of its Subsidiaries,

(G)             any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any property or assets of the Company or any of its Subsidiaries,

(H)             any customer or client Contract that involves total consideration of in excess of $50,000 annually,

(I)                any Contract pursuant to which the Company or any of its Subsidiaries (x) is granted a license to use any Company Intellectual Property from third parties (excluding Contracts pertaining to unmodified, commercially available Software pursuant to a click-wrap, shrink-wrap or similar agreement and which is licensed to the Company or the relevant Subsidiary that is not material to the functionality of any currently licensed or supported Company Products) or (y) has granted a license to any Person under any Intellectual Property (other than nonexclusive object code licenses granted to customers in the ordinary course of business of the Company and its Subsidiaries consistent with past practice),

(J)                any Contract which is an employment agreement with an executive officer or employee with an annual base salary of $100,000 or more or which includes a change-in-control provision,

(K)             any Contract which is a collective bargaining agreement or similar agreement with any labor union or association representing employees of the Company or any of its Subsidiaries,

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(L)              any Contract which is a lease, whether as a lessor or lessee, with respect to any real property that involves payments to or from the Company in excess of $50,000 annually,

(M)            any Contract which is an agreement for any development, marketing, resale, distribution or similar arrangement relating to any Company Product involving payments to or from the Company in excess of $50,000,

(N)             which is a contract, agreement or arrangement (other than pursuant to Company Charter Documents) providing for indemnification by the Company of any officer, director or employee of the Company,

(O)             any Contract other than endorsements of checks, which is a contract, agreement or arrangement pursuant to which the Company or any of its Subsidiaries has any obligations or liabilities as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements,

(P)               any Contract which is a contract, agreement or arrangement that prohibits the payment of dividends or distribution in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of the Company’s Subsidiaries,

(Q)             any Contract which is a contract, agreement or arrangement relating to any acquisition of another business or assets by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn out” or other contingent payment or guarantee obligations,

(R)              any Contract which is a contract, agreement or arrangement that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract,

(S)               any Contract which contains an agreement by the Company or any of its Subsidiaries to provide any Person with access to the source code for any material Software owned by the Company or any of its Subsidiaries and embodied in any currently licensed or supported Company Products or to provide for the source code for any Company Products to be put in escrow, and

(T)               any Contract pursuant to which the Company or any of its Subsidiaries obtains co-location or hosting services in connection with the hosted Company Products involving payments from the Company or any of its Subsidiaries.

The Contracts and other documents required to be listed on Section 3.13(i) and Section 3.14(a) of the Company Disclosure Schedule are referred to herein as “Company Material Contracts”.  The Company has prior to the date of this Agreement made available to Parent correct and complete copies of each Company Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto.

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(b)               Except as set forth in Section 3.14(b)(1) of the Company Disclosure Schedule:  (i) each Company Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries is in default under any Company Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto; (iii) to the Knowledge of the Company, no other party to any Company Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder; and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Company Material Contract, received any written notice of breach or default under any Company Material Contract which breach or default has not been cured.  Except as set forth in Section 3.14(b)(2) of the Company Disclosure Schedule, no approval, consent or waiver of or notice to any Person is needed in order that any Company Material Contract continue in full force and effect following the consummation of the Transactions.

SECTION 3.15            Properties.

(a)                Each of the Company and its Subsidiaries ~~(i)~~(i) owns and has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all of their respective properties and other assets free and clear of all Liens except (A) statutory liens securing payments not yet due, and (B) such other imperfections or irregularities of title or other Liens that would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise impair in any material respect business operations as presently conducted, and (ii) is the lessee or sublessee of all of their respective leasehold estates and leasehold interests.  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

(b)               Neither the Company nor any of its Subsidiaries owns any real property.

(c)                Section 3.15(c) of the Company Disclosure Schedule sets forth any Contract pursuant to which the Company leases, licenses or otherwise obtains the right to use any real property (the “Real Property Leases”). The Company has delivered to Parent a true and complete copy of each such Real Property Lease.

(d)               Except as set forth in the Company Disclosure Schedule, with respect to each Lease: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company with any of the terms and provisions hereof, will require the consent of any other party to such Real Property Lease, will result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the real property used by it under the Real Property leases has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Real Property Leases; (iv) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Leases; (v) the other party to such Real Property Lease is not an affiliate of, and to the knowledge of the Company otherwise does not have any economic interest in the Company or any of its Subsidiaries; (vi) the Company or any of its Subsidiaries has not subleased, licensed or otherwise granted any person the right to use such real property or any portion thereof; (vii) the Company or any of its Subsidiaries has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein; and (viii) there are no Liens or encumbrances on the estate or interest created by such Lease.

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SECTION 3.16            Customers and Suppliers. Section 3.16 of the Company Disclosure Schedule sets forth the twenty (20) largest customers and any supplier of the Company which has provided products or services to the Company valued at more than $50,000 in the aggregate in the past twelve months (which includes, without limitation, developers of content and resellers of content) of the Company and its Subsidiaries for the year ended December 31, 2014. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notification (whether written or oral) that any such customer or supplier intends to terminate or adversely change its relationship with the Company or any of its Subsidiaries

SECTION 3.17            Insurance.  The Company has provided Parent with a summary of all material insurance policies held by the Company and its Subsidiaries. The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate and, to the Company’s Knowledge, such insurance coverage is in full force and effect as of the date hereof.  As of the date hereof, none of the limits for any such policy have been exhausted or materially reduced. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which the Company has been notified that coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under all such insurance policies have been paid when due and the Company and its Subsidiaries are otherwise in compliance with the terms of all such insurance policies. The aggregate annual premiums that the Company is paying with respect to the Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Section 3.17 of the Company Disclosure Schedule.

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SECTION 3.18            Unlawful Payments; Export Controls.  Since January 1, 2011, neither the Company nor any of its Subsidiaries nor, any officer, director, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:  (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to any Governmental Authority, or employee thereof, political party or candidate for political office; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries. The Company, its Subsidiaries, and their agents have not made any payment, transfer of funds, or otherwise used corporate funds in a manner that violates applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act and Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. The Company and its Subsidiaries are in compliance with all applicable Customs & International Trade Laws, and at no time in the last five years have the Company or its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate, or Person acting on their behalf committed any violation of Customs & International Trade Laws. There are no unresolved investigations or claims concerning any liability of the Company and its Subsidiaries with respect to any such Laws.

SECTION 3.19            Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of Berkery Noyes & Co., LLC dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view, to holders of Company Common Stock (the “Fairness Opinion”).  A signed correct and complete copy of the Fairness Opinion has been delivered to Parent prior to or concurrently with the execution and delivery of this Agreement.

SECTION 3.20            Brokers and Other Advisors.  Except for Berkery Noyes & Co., LLC the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.21            Takeover Statutes.  The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions expressly contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement.  To the Knowledge of the Company, no other so-called “fair price,” “moratorium,” “control share acquisition” or other state anti-takeover Laws apply or purport to apply to this Agreement, the Merger or any of the other transactions expressly contemplated by this Agreement.

SECTION 3.22            Affiliate and Related Party Transactions. No Person covered by Item 404 of Regulation S-K has entered into any transactions with the Company or any of its Subsidiaries that were required to be disclosed by Item 404 of Regulation S-K but were not so disclosed in the Company SEC Documents. Other than such contracts, arrangements or shared interests between the Company and its Subsidiaries disclosed in Section 3.14(a)(ii)(E) of the Company Disclosure Schedule or disclosed pursuant to Item 404 of Regulation S-K in the Company SEC Documents, except for the ownership of less than 3% of the outstanding equity interests of any publicly traded entity, no director or executive officer holds, directly or indirectly: (a) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries any goods or services involving an amount in excess of $25,000 annually; (b) a beneficial interest in any Company Material Contract; or (c) any interest in Intellectual Property used in the conduct of business of the Company or its Subsidiaries.

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SECTION 3.23            Government Contracts. With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries have complied with the terms and conditions of each Government Contract and each Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (b) all representations and certifications of the Company or any of its Subsidiaries executed, acknowledged or set forth in or pertaining to a Government Contract or Government Bid were current, accurate and complete as of the dates they were made (or deemed made), and the Company or any of its Subsidiaries, as applicable, has complied with all such representations and certifications; and (c) neither the Company nor any of its Subsidiaries has been suspended or debarred, or proposed for debarment or suspension from government contracting.

SECTION 3.24            No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1                Organization; Standing.  Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2                Authority; Noncontravention.

(a)                Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors, manager(s) or member(s), as applicable, and no other corporate or limited liability company action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)               Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) (i) conflict with or violate any provision of the certificate of incorporation, articles of organization, bylaws or operating agreement of Parent or Merger Sub, as applicable, or (ii) (x) conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or to which any of their assets are subject, or (y) violate or constitute a default under or result in or permit the modification, revocation, cancellation, termination or acceleration of rights under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their assets are bound, except, in the case of clause (ii)(y), for such violations or defaults as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.3                Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.4                Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, the information supplied, or to be supplied after the date hereof, by Parent expressly for inclusion (or incorporation by reference) in the Proxy Statement, as may be amended and supplemented from time to time, will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5                Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business.

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SECTION 4.6                Financing.   Parent has sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

SECTION 4.7                Certain Arrangements.  Except for the Support Agreements, there are no Contracts between Parent, or Merger Sub on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date of this Agreement that relate in any way to the Company or the Transactions.

SECTION 4.8                Legal Proceedings.  There is no pending or, to the knowledge of Parent, threatened, Action against Parent or Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of Parent, threatened, in writing, to be imposed) upon Parent or Merger Sub, in each case, by or before any Governmental Authority, that would reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions.

SECTION 4.9                Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent or its Affiliates as of the date of this Agreement.

SECTION 4.10            No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes any representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects.

Additional Covenants and Agreements

SECTION 5.1                Preparation of the Proxy Statement; Stockholders Meeting.

(a)                As soon as practicable following the date of this Agreement (but in any event within fifteen (15) calendar days after the date of this Agreement), (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company, and (iii) the Company shall file the Proxy Statement with the SEC.  The Company shall thereafter (A) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (B) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC (the “SEC Clearance Date”); provided, that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the filing of the Proxy Statement with the SEC that it will not review the Proxy Statement, then the Company shall use its commercially reasonable efforts to obtain confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement and the date on which the Company receives such confirmation shall be the “SEC Clearance Date.”  The Company shall promptly (but in any event within two (2) Business Days) notify Parent upon the receipt of any such comments or requests or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (x) provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) reasonably consider all comments proposed by Parent for inclusion in such drafts, correspondence and filings.  If at any time prior to the Effective Time any fact or information relating to the Company shall be discovered by the Company which should be set forth in an amendment of or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

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(b)               The Company shall, as soon as practicable following the SEC Clearance Date, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval.  The Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement.  The Proxy Statement shall, in addition to such recommendation, include disclosure of the unanimous:  (x) determination by the Company’s board of directors that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement, (y) approval by the Company’s board of directors of the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (z) resolution by the Company’s board of directors to recommend adoption of this Agreement by the stockholders of the Company.  Notwithstanding the foregoing, (i) the Company shall have no obligation to do any of the foregoing if there shall have been a Company Adverse Recommendation Change, and (ii) the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after five (5) Business Days prior to the Walk-Away Date. If requested by Parent, the Company shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Parent in connection with obtaining the Company Stockholder Approval.

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SECTION 5.2                Conduct of Business.  Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, and (z) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, except as contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                (i) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of Options that are outstanding on the date of this Agreement; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in connection with withholding to satisfy tax obligations with respect to Options, or acquisitions in connection with the net exercise of Options; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; or (iv) split, combine, subdivide or reclassify any shares of its capital stock;

(b)               incur or assume any Indebtedness in excess of $25,000;

(c)                sell, transfer, lease, mortgage, encumber or otherwise dispose of any of their respective properties or assets that are individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in force on the date of this Agreement and disclosed in Section 3.14(a) of the Company Disclosure Schedule, (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Company and its Subsidiaries;

(d)               make capital expenditures in excess of $25,000 or outside of the Company’s ordinary course of business and consistent with past practice;

(e)                make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees and extension of credit to customers, in each case in the ordinary course of business and consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

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(f)                increase the compensation, benefits (including severance and other contingent benefits), or bonus opportunity of, or provide for any acceleration of vesting or pay or award any bonus to any of its current or former directors, officers, or employees, except that compensation of individual employees may be increased on their employment anniversary date in the ordinary course of business consistent with past practices by, in each case, an amount not to exceed 3% of the applicable employee’s compensation;

(g)               enter into or amend any employment agreement that is not terminable at will by the Company, without any obligation to make any severance or other post-termination payments thereunder;

(h)               except as required by applicable Law, make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(i)                 make any changes in financial accounting methods, principles or practices (or change an annual accounting period) or cash management and treasury policies or practices, except insofar as may be required by a change in GAAP or applicable Law;

(j)                 amend the Company Charter Documents or the Subsidiary Documents;

(k)               adopt a plan or agreement of complete or partial liquidation dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(l)                 amend, modify, extend, renew or terminate any Real Estate Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(m)             acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) or purchase, directly or indirectly, any business, division or assets of any Person;

(n)               enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by Law;

(o)               (i) pay, discharge, settle, or satisfy any material claims against the Company or any of its Subsidiaries (including claims of stockholders relating to this Agreement or the Transactions), liabilities or obligations (whether absolute, accrued, contingent, or otherwise), other than (x) the payment, discharge, settlement, or satisfaction of such claim, liability or obligation in the ordinary course of business consistent with past practice; or (y) the payment, discharge, settlement, or satisfaction of claims, liabilities or obligations that involve only the payment of monetary damages, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or (ii) waive, release, grant, or transfer any right of material value, other than in the ordinary course of business consistent with past practice or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

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(p)               enter into any agreement, understanding, or commitment that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(q)               modify, amend, or terminate any Company Material Contract or enter into any contract that would be a Company Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims under a Company Material Contract or contract that would be a Company Material Contract if entered into prior to the date hereof, in each case except in the ordinary course of business consistent with past practice;

(r)                 communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(s)                take any action which would result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger;

(t)                 license, disclose or otherwise provide to any Person, or grant a contingent right to any Person to be licensed, disclosed or provided, the source code or related source materials for any material Software owned by the Company or any of its Subsidiaries other than where such Person is an employee or independent contractor of the Company or one of its Subsidiaries and pursuant to a signed written agreement containing non-use, non-disclosure and return/destruction obligations for the benefit of the Company or any of its Subsidiaries with respect to such source code or related source materials; or

(u)               agree, in writing or otherwise, to take any of the foregoing actions.

SECTION 5.3                No Solicitation; Potential Change in Recommendation.

(a)                Except as permitted by this Section 5.3, until the earlier of (x) the Closing Date or (y) the date of termination of this Agreement pursuant to Section 7.1 hereof, the Company shall and shall cause each of its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other consultants, advisors, Affiliates and other representatives (collectively, “Representatives”) to (i) immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal (as defined herein), and (ii) and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request each such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.  Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, directly or indirectly, (A) solicit, initiate or take any action that it reasonably knows or should know would facilitate (including by way of furnishing non-public information or providing consent or authorization to make a Takeover Proposal) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise cooperate in any way with, or knowingly assist, participate in, or facilitate any effort by any Third Party that is seeking to make, or has made, a Takeover Proposal in connection with or for the purpose of facilitating, a Takeover Proposal, (C) approve, endorse or recommend any Takeover Proposal, (D) enter into any letter of intent, agreement or agreement in principle, term sheet or other Contract with respect to a Takeover Proposal, (E) fail to make, or withdraw or modify in a manner adverse to Parent, or publicly propose to withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Takeover Proposal, other than a statement contemplated by Rule 14d-9(f) under the Exchange Act during the initial period of ten Business Days following the commencement of the Takeover Proposal, shall be considered to be a modification of the Company Board Recommendation in a manner adverse to Parent), or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (E), an “Adverse Recommendation Change”), (F) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (G) propose to do any of the foregoing.

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(b)               Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written unsolicited Takeover Proposal from any Person, which Takeover Proposal was made or renewed on or after the date hereof and that did not result from any breach of this Section 5.3, if the board of directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, that (i) failure to take such action would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall provide to Parent any material non-public information provided orally and any non-public information provided in writing, in each case, concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or at the same time as such information is provided to such other Person; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (and in any event within twenty-four (24) hours) the identity of the Person making the Takeover Proposal and the material terms and conditions of such Takeover Proposal.  From and after the date of this Agreement, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such agreement shall not prohibit the Company from complying with the terms of this Agreement. In making the determination whether a Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, the board of directors of the Company shall take into consideration, among other factors: (1) whether such Party is reasonably likely to have adequate sources of financing or adequate funds to consummate such Takeover Proposal and (2) whether approval of such Party’s stockholders is required as a condition to its obligation to consummate such Takeover Proposal. The Company shall require any Person submitting an unsolicited Takeover Proposal to provide a definitive agreement that marks any proposed changes to the terms of this Agreement. The Company shall keep Parent reasonably informed of the status of any Takeover Proposal.

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(c)                Except as expressly permitted by this Section 5.3(c), the board of directors of the Company shall not (i)(A) fail to make the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal, (E) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Parent so requests or (F) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) subject to the compliance by the Company with Section 7.1(d)(ii), authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle or other Contract with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii).   Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the board of directors of the Company may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal, if and only if, prior to taking such action, the board of directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (i) that failure to take such action would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Proposal), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the board of directors of the Company shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any change to the terms of such Superior Proposal (other than changes that are, individually and in the aggregate, inconsequential), the Company shall, in each case, have delivered to Parent an additional notice and the five (5) Business Days’ notice period shall have recommenced unless the event requiring notice pursuant to clause (z) of this Section 5.3(c) occurred less than five (5) Business Day’s prior to the Company Stockholders Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as practicable; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.3.

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(d)               Except to the extent provided in Section 5.3(c), nothing in this Section 5.3 shall prohibit the board of directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law.

(e)                For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, which the Company believes in good faith to be bona fide, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

“Superior Proposal” means any bona fide unsolicited written Takeover Proposal to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or securities, more than 90% of the equity securities of the Company or more than 90% of the assets of the Company and its Subsidiaries on a consolidated basis, (i) that includes consideration per share of Company Common Stock that is greater than the per share Merger Consideration and that the board of directors of the Company has determined in its good faith judgment (after consultation with independent financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms without unreasonable delay, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and (ii) accompanied by executed customary financing commitments from recognized financing sources not subject to any due diligence conditions and that, together with available cash on hand, are sufficient to fund the cash portion of such Takeover Proposal.

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(f)                The Company agrees that in the event any of its Representatives takes any action which action has been authorized or permitted by the Company which, if taken by the Company, would constitute a breach of this Section 5.3, then the Company shall be deemed to be in breach of this Section 5.3.

SECTION 5.4                Reasonable Best Efforts.

(a)                Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions

(b)               In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, use their commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant or agreement of Parent or Merger Sub contained in this Agreement be inaccurate or breached or deemed inaccurate or breached as a result of the failure of Parent or Merger Sub to): agree to or otherwise become subject to any limitations on (1) the right of Parent effectively to control or operate its business (including the business of the Company and its Subsidiaries) or assets (including the assets of the Company), (2) the right of Parent to acquire the Company pursuant to the Merger, or (3) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries) or assets (including the assets of the Company and its Subsidiaries).

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(c)                Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Action initiated by a private party, and to contest and resist any Action by or before a Governmental Authority and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

SECTION 5.5                Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statement is substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

SECTION 5.6                Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) such other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company). The Company shall, and shall cause each of its Subsidiaries to, furnish, to the extent currently prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month during such period, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow. Except for disclosures permitted by the terms of the Non-Disclosure Agreement, dated as of June 8, 2015, between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement” ), Parent and its representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

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SECTION 5.7                Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Company Material Adverse Effect or “material adverse effect” or a similar qualifier, as the case may be, to be untrue and (ii) that is not so qualified to be untrue in any material respect and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any in accuracy or breach of any representation, warranty, covenant or agreement contained herein or (y) limit the remedies available to the party receiving such notice.

SECTION 5.8                Indemnification and Insurance.

(a)                From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) until the sixth (6th) anniversary of the date on which the Effective Time shall occur, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 5.8 of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms.  Without limiting the foregoing, Parent shall, from and after the Effective Time and until the sixth (6th) anniversary of the date on which the Effective Time shall occur, cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time and until the sixth (6th) anniversary of the date on which the Effective Time shall occur, Parent shall, and shall cause the Company and the Surviving Corporation to, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

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(b)               At the Parent’s election, either (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to the directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that does not exceed 250% of the annual premium currently paid by the Company for D&O Insurance (as defined below); or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance” ) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an aggregate amount for the D&O Insurance during such six (6) year period in excess of 250% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

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(d)               In the event that Parent, the Surviving Corporation or any of their respective successors or assigns transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

(e)                Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such Action

SECTION 5.9                Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.

SECTION 5.10            Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 5.11            Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

SECTION 5.12            Employee Matters.

(a)                Except for the persons listed on Section 6.2(i) of the Company Disclosure Schedule, Parent shall, for a period of 6 months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries (the “Company Employees” ) during their employment with (x) the same level of base salary as in effect on the Closing Date and (y) employee benefit plans, programs, contracts and arrangements, other than equity-based plans and fringe benefit plans, that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its Subsidiaries to Company Employees prior to the Closing Date.  Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its Affiliates in connection with any welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility determination of severance pay and vacation entitlement (but not for any other purpose, such as benefit accrual under a retirement plan), except to the extent such credit would result in a duplication of benefits or is prohibited under Law.  Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates to the same extent as under any similar type of welfare benefit plan applicable to Company Employees prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Closing Date.  The provisions of this Section 5.12(a) are solely for the benefit of the Parties, and no other Person, including any current or former employee of the Company or any of its Subsidiaries or any of their dependents or beneficiaries shall be regarded as a third party beneficiary of this Section 5.12(a).  No provision of this Agreement shall be construed as amending any Company Plan or as limiting the ability of the Company, Parent or any Affiliate of either to terminate the employment of any Company Employee or to amend or terminate any Company Plan.

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(b)               Effective as of the day immediately preceding (and contingent upon) the Closing Date, the Company shall terminate, or cause to be terminated, any and all Company Plans that include a Code Section 401(k) arrangement (each, a “401(k) Plan”). In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees other than ordinary administrative expenses incurred in connection with the termination, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) days prior to the Closing Date.

SECTION 5.13            Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to enable the Surviving Corporation to de-list the Company’s securities from the Nasdaq Capital Market and de-register the Company’s securities under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.14            Internet Domain Name Registrations. Prior to the Closing, the Company shall, or shall cause each of its applicable Subsidiaries to, use commercially reasonable efforts to update the registration information for the Internet domain name registrations required to be set forth in Section 3.14(a) of the Company Disclosure Schedule that are material to the operation of the Company’s business to reflect the Company or one of its Subsidiaries as the registrant of such Internet domain names (to the extent the Company or one of its Subsidiaries is not the registrant of such Internet domain names as of the date hereof).

SECTION 5.15            FIRPTA. The Company shall deliver to Parent at or prior to the closing an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and reasonably acceptable to Parent.

SECTION 5.16            Customers. Each of Parent and the Company shall use all commercially reasonable efforts to arrange for customer telephone calls as soon as practicable after the date hereof among a representative of each of Parent and the Company and an appropriate representative of each of the Company’s customers listed on Section 5.16 of the Company Disclosure Schedule (the “Customer Calls”).

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Conditions Precedent

SECTION 6.1                Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained; and

(b)               No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints” ) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2                Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties.  The representations and warranties of the Company set forth in (i) Sections 3.1, 3.3(a), 3.3(b), 3.3(c)(i), 3.3(d), 3.5(b), 3.6(b), 3.19, 3.20 and 3.21 shall be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, with respect to Section 3.19, at and as of the specific date given), (ii) Section 3.2 shall be true and correct in all but de minimis respects on and as of the date of this Agreement and as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (iii) in this Agreement, other than those Sections specifically identified in subclause (i) or (ii) of this paragraph, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or, if given as of a specific date, at and as of such date);

(b)               Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(c)                Company Material Adverse Change.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

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(d)               Company Reports. The Company shall have filed its Annual Report on Form 10-K and Quarterly Report on Form 10-Q, if required, with the SEC prior to the Effective Time;

(e)                Related Party Transactions. The Company shall have terminated each of the Contracts or transactions set forth on Section 6.2(e) of the Company Disclosure Schedule;

(f)                Appraisal Rights.  There shall be no more than 5% Dissenting Shares;

(g)               Termination of Existing Employment Agreement. The employment agreement listed on Section 6.2(g) of the Company Disclosure Schedule shall have been terminated (except for such provisions which, by their terms, survive termination) and such employee shall have entered into, and not withdrawn, a customary release of claims satisfactory to Parent in its reasonable discretion. The Company shall pay any amounts due thereunder and have no further obligation to make any severance or other post-termination payments thereunder;

(h)               Consulting Agreement. The Company shall have entered into a consulting agreement with the person set forth on and substantially in the form attached to Section 6.2(h) of the Company Disclosure Schedule, to become effective at the Effective Time;

(i)                 Offer Letters. The Company shall have entered into offer letters of employment with the persons set forth on and substantially in the form attached to Section 6.2(i) of the Company Disclosure Schedule, to become effective at the Effective Time;

(j)                 No Indebtedness. The Company and its Subsidiaries shall have no Indebtedness;

(k)               Consents and Approvals. The Company shall have received the consents and approvals set forth on Section 6.2(k) of the Company Disclosure Schedule;

(l)                 Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that each of the conditions set forth in Sections 6.2 shall have been satisfied;

(m)             Unpaid Company Transaction Expenses. As of the Closing Date, the Company shall have no Unpaid Company Transaction Expenses and shall have delivered to Parent invoices, receipts and similar documentation to the reasonable satisfaction of Parent received by the Company prior to the Closing with respect to the Company’s payment of the expenses of investment bankers, attorneys, accountants, proxy solicitors and other consultants and all printing, mailing, and all filing fees in connection with the transactions contemplated by this Agreement (including confirmations, releases, and/or acknowledgements from each applicable professional or vendor that all such expenses have been paid in full prior to the Closing);

(n)               Company Stock Plans. The Company shall have delivered to Parent from each Option holder an acknowledgment/amendment to their award agreements, in a form reasonably satisfactory to Parent, that confirms the Company’s right to terminate the Options in in accordance with Section 2.4 hereof, including an acknowledgement, if applicable, that each Option with an exercise price per share of Company Common Stock subject to such Option that is greater than or equal to the Merger Consideration shall be canceled and terminated at the Effective Time in exchange for the consideration provided therein (which shall have been paid prior to the Closing Date);

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(o)               Government Contract Termination. The Company’s Federal Supply Schedule (FSS) contract with the U.S. General Services Administration (Contract No. GS-02-F-0025N) shall have been terminated and canceled to the reasonable satisfaction of Parent based on such evidence as it shall reasonably request;

(p)               Financial Condition and Liquidity. As of the Closing Date, each of: (i) the Company Net Working Capital shall be not less than $1,200,000; and (ii) the sum of (x) the Company’s Available Cash plus (y) the amount by which Company Net Working Capital exceeds $1,200,000 as of the Closing Date, shall be not less than $2,514,000 after payment of transaction expenses as contemplated in Section 6.2(m) each as determined to the reasonable satisfaction of Parent based on such evidence as it shall reasonably request. If Parent is not reasonably satisfied with the Company’s determination of the amount of the Company Net Working Capital or the Company’s Available Cash, and the Company objects in good faith to Parent’s failure to be so reasonably satisfied, then for a period of five days, Parent and the Company shall attempt in good faith to resolve the Company’s objections. If Parent and the Company are unable to resolve all such objections within such five-day period, then the matters remaining in dispute shall be submitted to a nationally recognized independent accounting firm mutually agreed upon by Parent and Seller, which shall use its reasonable best efforts to resolve such dispute within 10 days. The independent accounting firm shall be engaged pursuant to an engagement letter among Parent, the Company and the independent accounting firm providing that all fees and expenses of the independent accounting firm shall be borne equally by Parent and the Company;

(q)               Customers. Within 20 Business Days of the date of this Agreement, Parent shall have completed to its reasonable satisfaction the Customer Calls and shall, in Parent’s reasonable discretion, have received from each customer reasonable assurances that such customer intends to continue doing business with the Company under the ownership of Parent in a manner reasonably comparable to past experience; provided, that Parent shall inform the Company within 20 Business Days of the date of this Agreement whether or not Parent is reasonably satisfied with the assurances provided in each Customer Call; and

(r)                 Termination of 401(k) Plans. Parent shall have received from the Company evidence reasonably satisfactory that all 401(k) Plans have been terminated pursuant to resolution of the board of directors of the Company or the sponsoring ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

SECTION 6.3                Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

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(a)                Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions.  The Company shall have received a certificate signed on behalf of Parent by an executive officer to such effect; and

(b)               Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer to such effect.

SECTION 6.4                Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

Termination

SECTION 7.1                Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a)                by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b)               by either of the Company or Parent:

(i)                 if the Merger shall not have been consummated on or before April 30, 2016 (the “Walk-Away Date” ); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii)               if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, nonappealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

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(iii)             if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure of the Company Stockholder Approval to be obtained was primarily due to a material breach of any of the Company’s obligations under Section 5.1, Section 5.3 or Section 5.4; or

(c)                by Parent,

(i)                 if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2 and (B) cannot be cured by the Company by the earlier of (x) ten (10) calendar days following receipt of written notice from Parent of such breach or failure or (y) the Walk-Away Date; or

(ii)               if: (A) the board of directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) at any time prior to the Company Stockholder Approval, the board of directors of the Company shall have failed to recommend against any Takeover Proposal or failed to reaffirm the Company Board Recommendation, in each case, within three (3) Business Days after (x) the public announcement of any Takeover Proposal and (y) the receipt of a written request to do so from Parent; (C) the Company enters into a Company Acquisition Agreement; (D) the Company shall have failed to call the Company Stockholders Meeting in accordance with Section 5.1(b) or shall have failed to prepare and mail the Proxy Statement in accordance with Section 5.1(a) and either such breach shall remain uncured for ten (10) Business Days after the Company’s receipt of written notice thereof from Parent; or (E) the Company or the board of directors of the Company shall have publicly announced its intention to do any of the foregoing; or

(d)               by the Company:

(i)                 if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) cannot be cured by Parent by the earlier of (x) ten (10) calendar days following receipt of written notice from the Company of such breach or failure or (y) the Walk-Away Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)               prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if, (A) the Company has (without giving effect to any materiality qualifiers set forth in Section 5.3 complied in all material respects with the requirements of Section 5.3 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3 (as contemplated by clause (y) of Section 7.3(a)); or

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(iii)             if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, (B) Parent fails to consummate the Closing within two (2) Business Days following the date on which such conditions were satisfied or waived (or, if the Walk-Away Date is fewer than two (2) Business Days after the date on which such conditions (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) were satisfied or waived, on the Walk-Away Date) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (C) nothing has occurred and no condition, event or circumstance exists that would cause any of the conditions set forth in Section 6.1 or 6.2 to fail to continue to be satisfied by the second (2nd) Business Day following the date on which such conditions were satisfied or waived (or, if the Walk-Away Date is fewer than two (2) Business Days after the date on which such conditions (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) were satisfied or waived, on the Walk-Away Date) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (D) the Company stood ready, willing and able to consummate the Closing during such period.

SECTION 7.2                Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.10, 7.2 and 7.3, Article VIII, and the Confidentiality Agreement in accordance with their respective terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company, except (a) the Company may have liability as provided in Section 7.3, and (b) subject to Section 7.3(a)(i), and Section 7.3(a)(iii), nothing shall relieve any party from liability for any willful and material breach of this Agreement.

SECTION 7.3                Termination Fee.

(a)                In the event that:

(i)                 (A) a Takeover Proposal shall have been made, proposed or communicated, after the date of this Agreement and not withdrawn prior to the Company Stockholders Meeting or prior to the termination of this Agreement if there has been no Company Stockholders Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) the Company enters into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal is consummated, in either case within twelve (12) months after the date of this Agreement; provided that for purposes of clause (c) of this Section 7.3(a)(i) the reference to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%; or

(ii)               this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii)             this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

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then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the Company Termination Fee (as defined below), by wire transfer of immediately available funds (x) in the case of Section 7.3(a)(iii), within two (2) Business Days after such termination, (y) prior to or currently with such termination if pursuant to Section 7.1(d)(ii), or (z) in the case of Section 7.3(a)(i), two (2) Business Days after the earlier of the entry into a Company Acquisition Agreement or the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  As used herein, “Company Termination Fee” shall mean a cash amount equal to $525,000.  In the event that the Parent or Merger Sub shall receive full payment pursuant to this Section 7.3(a), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, and shall be the sole and exclusive remedy of,  the Parent and Merger Sub or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment or termination hereof) or any matter forming the basis for such termination, and neither the Parent nor Merger Sub nor any other Person shall be entitled to bring or maintain any Action against the Company arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination hereof) or any matters forming the basis for such termination.

(b)               In the event that the Company shall terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), then, if at such time, the Company is not in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied and all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied, then Parent shall pay to the Company a termination fee of $525,000 in cash (the “Parent Termination Fee”), such payment to be made by wire transfer of same day funds within five (5) Business Days after the termination of this Agreement; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company shall receive full payment pursuant to this Section 7.3(b), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, and shall be the sole and exclusive remedy of, the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any Action against Parent or Merger Sub arising out of or in connection with this Agreement, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(c)                Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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Miscellaneous

SECTION 8.1                No Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.10, and 5.12 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2                Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3                Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4                Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that, for the avoidance of doubt and without limitation of the rights of Parent and the Surviving Corporation from and after the Effective Time, Parent may (and, following the Effective Time, Parent may cause the Surviving Corporation to) collaterally assign, without the consent of any other party hereto, all of their respective rights and obligations under this Agreement (including their rights under covenants, representations, warranties and indemnities) to an Affiliate or to any Person who acquires all or substantially all of any of their respective properties or assets.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

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SECTION 8.5                Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6                Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Support Agreements and the Company Disclosure Schedule together with the other instruments referred to herein including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Option Consideration on the Closing Date; and (ii) the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7                Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement together with the Support Agreements shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)               Each of the parties hereto, on behalf of itself and its respective Affiliates, (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to (A) the negotiation, execution and performance of this Agreement and the Transactions, (B) the interpretation and enforcement of the provisions of this Agreement and any agreements entered into in connection herewith, or (C) any actions of or omissions of any party in any way connected with, related to or giving rise to any of the foregoing matters (clauses (A)-(C) collectively, the “Covered Matters”), (ii) hereby waives, and agrees not to assert as a defense in any Action with regard to or involving a Covered Matter that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any agreement entered into in connection herewith may not be enforced in any such court, (iii) irrevocably agree that all claims with respect to any such Action shall be heard and determined exclusively by such courts, (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (v) consents to and grants to any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with such Action in the manner specified in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and (vi) agrees that it will not bring any Action relating to any Covered Matter in any court other than any such court.  Each of the parties, on behalf of itself and each of its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in Delaware Court of Chancery or other courts of the State of Delaware, as applicable pursuant to clause (i) above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

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(c)                EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE COVERED MATTERS.

SECTION 8.8                Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled or other electronic communication (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

DF Institute, LLC.
c/o Kaplan, Inc.
750 Third Avenue New York, NY 10017 Attention: Christopher Neumann Vice President, Deputy General Counsel Facsimile: 212-489-2301 Email: chris.neumann@kaplan.com with a copy (which shall not constitute notice) to:

Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001 Attention: Paul V. Rogers Facsimile: 202 778-5592 Email: progers@cov.com

If to the Company, to:

Smart Pros Ltd.
12 Skyline Drive
Hawthorne, New York 10352 Attention: Allen Greene, CEO Facsimile:

with a copy (which shall not constitute notice) to:

Morse, Zelnick, Rose & Lander, LLP
825 Third Avenue
New York, NY 10022 Attention: George Lander, Esq. Facsimile: 212-208-6809

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or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.9                Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.10            Definitions.

(a)                As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Available Cash” means all actual cash, cash equivalents of the Company and its Subsidiaries on a consolidated basis in US dollars (i) in one or more US dollar denominated bank or investment accounts of the Company or its Subsidiaries opened at banks or other institutions in the United States, excluding Trapped Cash and net of issued but uncleared checks and drafts, or (ii) held by the Company’s landlord as a security deposit, in each case, as of the Closing Date.

“Business Day”  shall mean any day of the year, other than a Saturday or Sunday, on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Company Board Recommendation” shall mean the unanimous recommendation of the board of directors of the Company to its stockholders that the Company Stockholder Approval be given.

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“Company Net Working Capital” means as of a particular date, total consolidated current assets less total consolidated current liabilities (excluding cash and deferred revenue) of the Company determined in accordance with GAAP, except as specifically provided for herein, as applied in a manner consistent with the Company’s historical practices and the preparation of its audited consolidated balance sheet as of December 31, 2014.

“Company Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each other employee benefit plan, policy or agreement, whether written or unwritten, including, any stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers’ compensation, unemployment, severance, employee loan (other than any 401(k) plan loan), retention, change in control or education assistance plan, policy or agreement, and (iii) any employment or consulting agreement, in each case, which is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries or Affiliates contributes or is required to contribute, on behalf of current or former employees, or directors of the Company or its Subsidiaries or Affiliates or their beneficiaries or dependents, other than any governmental plan or program.

“Company Stock Plans” shall mean the SmartPros Ltd. 2009 Incentive Compensation Plan and all predecessors thereto (including, for example, the Company’s 1999 Stock Option Plan).

“Customs & International Trade Laws” shall mean any applicable Law concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology, software, software source code, and/or services, and economic sanctions measures, including but not limited to those that apply to the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, but not limited to, the Tariff Act of 1930; the Export Administration Regulations; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading with the Enemy Act; all laws, regulations, statutes, and orders pertaining to economic sanctions, including those enforced by the U.S. Department of Treasury, Office of Foreign Assets Control; and the U.S. antiboycott laws and regulations administered by the U.S. Departments of Commerce and Treasury, and similar laws of any applicable jurisdiction.

“Environmental Laws” shall mean: Laws relating to pollution, protection of the environment or human health or safety as related to environmental matters, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Filed Company SEC Documents” shall mean:  (i) the Company’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC and as thereafter amended by the filing of Form 10-KA and (ii) the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, as filed with the SEC.

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“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Bid” shall mean any bid, offer or proposal made by the Company or any of its Subsidiaries which, if accepted or successful, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state, provincial or local, municipal, domestic, foreign or multinational, non-governmental self-regulatory agency, commission, authority or accrediting body (whether or not private or quasi-private) or accrediting body, or any arbitral authority.

“Hazardous Substance” shall mean: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); or (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law.

“Indebtedness” shall mean:  (i) all of the indebtedness for borrowed money of the Company or any of its Subsidiaries; (ii) all obligations of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations of the Company or any of its Subsidiaries for the deferred purchase price of property or services; (iv) all obligations of the Company or any of its Subsidiaries under capitalized leases with respect to which any of them are liable as an obligor; (v) all indebtedness of the Company or any of its Subsidiaries created or arising under any conditional sale or other title retention agreement; (vi) all outstanding obligations of the Company or any of its Subsidiaries under acceptance, letter of credit or similar facilities or surety bonds; (vii) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (viii) all indebtedness of the type described in clauses (i) through (vii) above guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries, including interest and penalties thereon; (ix) any indebtedness of the type described in clauses (i) through (viii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company or any of its Subsidiaries.

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“Knowledge” of the Company shall mean, with respect to any matter in question, the knowledge after due inquiry of the Persons set forth in Section 8.10 of the Company Disclosure Schedule and, with respect to any Intellectual Property Rights matter, by the Company’s outside Intellectual Property attorneys.

“Liens” shall mean all liens, claims, mortgages, encumbrances, pledges, security interests, equity or charge of any kind.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“SEC” shall mean the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxes” shall mean (i) all federal, state, provincial, local, municipal or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement, the Support Agreements, and the transactions contemplated hereby, including the Merger.

“Trapped Cash” means any cash, checks, rental deposits and bank credit balances that are subject to any restrictions or local exchange control, Tax or other requirements, such that the full amount of such deposits cannot be accessed within ninety (30) days.

“Unpaid Company Transaction Expenses” means all expenses and fees incurred by the Company and its Subsidiaries at or prior to the Closing in connection with the transactions contemplated by this Agreement (including investment bankers, attorneys, accountants, proxy solicitors and other consultants and advisors and all printing, mailing, and filing fees), but only to the extent such expenses and fees have not been paid by the Company in cash as of immediately prior to the Closing.

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The following terms are defined in the Section of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	5.3(b)
Action	3.7
Adverse Recommendation Change	5.1(b)
Affiliate	8.10
Agreement	Preamble
Balance Sheet Date	3.5(d)
Bankruptcy and Equity Exception	3.3(a)
Business Day	8.10
Certificate	2.1(c)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Preamble
Company Acquisition Agreement	5.3(c)
Company Adverse Recommendation Change	5.3(c)
Company Board Recommendation	8.10
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Confidential Information	3.13(h)
Company Disclosure Schedule	Article III
Company Employees	5.12(a)
Company Intellectual Property	3.13(a)(i)
Company Material Adverse Effect	3.1(a)
Company Material Contract	3.14(a)(T)
Company Net Working Capital	8.10
Company Intellectual Property	3.13(a)(i)
Company Owned Software	3.13(a)(iii)
Company Pension Plan	3.11(a)
Company Plan	8.10
Company Preferred Stock	3.2(a)
Company Products	3.13(a)(viii)
Company Registered Intellectual Property	3.13(a)(iv)
Company SEC Documents	3.5(a)
Company Stock Plans	8.10
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Company Termination Fee	7.3(a)(iii)

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Confidentiality Agreement	5.6
Contaminants	3.13(n)
Contract	3.13(n)
Copyrights	8.7(b)
Covered Matters	8.7(b)
Customer Calls	5.16
Customs & International Trade Laws	8.10
D&O Insurance	5.8(b)
DGCL	1.1
Dissenting Shares	2.3(a)
Dissenting Stockholders	2.3(a)
Effective Time	1.3
Environmental Laws	8.10
ERISA	8.10
Exchange Act	3.4
Fairness Opinion	3.19
Filed Company SEC Documents	8.10
GAAP	8.10
Governmental Authority	8.10
Government Bid	8.10
Government Contract	8.10
Hazardous Substance	8.10
Indebtedness	8.10
Indemnitee	5.8(a)
Indemnitees	5.8(a)
Individual Agreements	3.11(a)
Intellectual Property Rights	3.13(a)(v)
Knowledge	8.10
Laws	3.8
Liens	8.10
Marks	3.13(a)(v)
Merger	Preamble
Merger Consideration	2.1(c)
Merger Sub	Preamble
Option	2.4
Option Consideration	2.4
Parent	Preamble
Patents	3.13(a)(v)
Paying Agent	2.2(a)
Permits	3.8
Person	8.10
Personal Data	3.8
Proxy Statement	3.4
Real Property Leases	3.15(c)
Reciprocal License	3.13(a)(vii)

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Representatives	5.3(a)
Restraints	6.1(b)
SEC	8.10
Securities Act	3.1(b)
Software	3.13(a)(v)
Subsidiary	8.10
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(e)
Support Agreements	Preamble
Supporting Stockholders	Preamble
Surviving Corporation	1.1
Takeover Proposal	5.3(e)
Tax Returns	8.10
Taxes	8.10
Trade Secrets	3.13(a)(v)
Transactions	8.10
Trapped Cash	8.10
Unpaid Company Transaction Expenses	8.10
Walk-Away Date	7.1(b)(i)

SECTION 8.11            Interpretation.

(a)                When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context otherwise requires, the word “or” is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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SECTION 8.12            Non-Recourse.  Each party hereto covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, an Action arising under or in connection with, this Agreement, the Support Agreements or the transactions contemplated hereby, except against the other parties hereto and thereto. Any claim or cause of action based upon, arising out of, or related to this Agreement or the Support Agreements may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

DF INSTITUTE, LLC

By:	/s/ Andrew Temte
	Name:	Andrew Temte
	Title:	President

SPL MERGER CORP.

By:	/s/ Andrew Temte
	Name:	Andrew Temte
	Title:	President

SMART PROS LTD.

By:	/s/ Allen Greene
	Name:	Allen Greene
	Title:	Chief Executive Officer

[Signature Page - Agreement and Plan of Merger]

Exhibit A

Support Agreement